Exhibit 99.1

News Release

bioAffinity Technologies Highlights Importance of Link Between Early Lung Cancer Detection and Curative Treatment During National Lung Cancer Awareness Month

Benefits of CyPath® Lung to be shared with North Carolina patient advocacy and healthcare community at November 5 “Battle of the Blues” Event

SAN ANTONIO, Texas – October 29, 2026 – In recognition of National Lung Cancer Awareness Month, bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company addressing the need for early lung cancer detection with its noninvasive CyPath® Lung test, will join physicians, patients and other healthcare providers at the Lung Cancer Initiative of North Carolina’s Battle of the Blues, an event that will highlight advancements in new diagnostics and therapies that are improving the lives of patients with lung cancer.

The Company will join others committed to advancing lung cancer awareness, research, and patient advocacy on November 5, 2026, at the event where the results of major trials intended to change physician practice will be presented and providers will learn of actionable thoracic oncology results that can enable them to improve treatment and care of lung cancer patients.

“During National Lung Cancer Awareness Month, it is important to highlight the fact that lung cancer diagnosis and treatment is advancing at a rapid pace. We are honored to be joining patient advocates and the dedicated physicians who play a crucial part in these advancements,” said Maria Zannes, President and CEO of bioAffinity Technologies. “Early lung cancer detection can lead to curative therapy. Much has changed – for the better – since my father died at age 39 of lung cancer. We are happy to be part of this good-news story.”

CyPath Lung is a noninvasive, patent-protected assay that analyzes the lung microenvironment using advanced flow cytometry, AI-driven analysis, and a proprietary combination of the fluorescent porphyrin TCPP and other biomarkers. The test characterizes cell populations in patient sputum that indicate cancer may be present in the lung. CyPath Lung’s binary result of “Likely” or “Unlikely” for malignancy gives physicians additional information to help assess lung cancer risk in patients with pulmonary nodules and guide decisions about appropriate follow-up and care.

Using CyPath Lung has the potential to diagnose lung cancer earlier when treatment is more effective. In multiple case studies, CyPath Lung has detected lung cancer as early as curative Stage 1A. Decisions about follow-up and care should be based on the patient’s overall clinical evaluation.

The Lung Cancer Initiative of North Carolina’s Battle of the Blues brings together members of the lung cancer community to raise awareness and support efforts to improve outcomes for people affected by lung cancer.

About CyPath Lung

CyPath Lung by bioAffinity Technologies is a noninvasive test designed to improve the early detection of lung cancer in patients at high risk for the disease. CyPath Lung uses advanced flow cytometry and proprietary artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. CyPath Lung incorporates a novel fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. In a published clinical trial of high-risk patients, CyPath Lung demonstrated 92% sensitivity, 87% specificity, 88% accuracy and 99% negative predictive value (NPV) in detecting lung cancer in patients at high risk for the disease who had small indeterminate lung nodules less than 20 millimeters. The high NPV may help inform physician decision-making when evaluating whether further invasive procedures are warranted. CyPath Lung is marketed as a Laboratory Developed Test (LDT), is not intended for use as a sole diagnostic tool, and should be considered alongside other clinical findings. For more information, visit www.cypathlung.com.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. LDTs are overseen under the Clinical Laboratory Improvement Amendments (CLIA), which are administered by the Centers for Medicare & Medicaid Services. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, including changes to the event’s schedule or the Company’s participation; the possibility that results cited in case studies may not be replicated in broader populations or routine clinical practice; and the fact that earlier cancer detection does not necessarily lead to improved patient outcomes. Additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

investors@bioaffinitytech.com

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